Exhibit 10.69

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) made as of this 12th day of March 2009 between HARTZ MOUNTAIN METROPOLITAN, a New Jersey general partnership, having an office at 400 Plaza Drive, P.O. Box 1515, Secaucus, New Jersey 07096-1515 (“Landlord”) and THE CHILDREN’S PLACE SERVICES COMPANY, LLC, a Delaware limited liability company, having an office at 2 Emerson Lane, Secaucus, New Jersey (“Tenant”);

WHEREAS by an Agreement of Lease dated May 3, 2006, as amended by Lease Modification Agreement dated November 27, 2006, Letter Agreement dated January 17, 2007, and Consent to License dated January 1, 2008 (collectively, “the Lease”), Landlord leased certain Demised Premises (as that term is defined in the Lease) at 2 Emerson Lane, Secaucus, New Jersey to Tenant; and

WHEREAS, the parties are desirous of providing for the termination of the Lease Term prior to the date provided in said Lease;

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) in hand paid by Tenant to Landlord, the receipt and sufficiency of which are hereby acknowledged and the mutual promises set forth herein, it is agreed that:

1.                                       Notwithstanding the provisions of Article 1.01 M., the Lease shall terminate and Tenant shall vacate the Demised Premises as of May 31, 2009 with the same effect as though said date were the Expiration Date set forth in the Lease.  Tenant shall vacate and surrender the Demised Premises on the aforesaid date in accordance with Article 24 of the Lease.

2.                                       Tenant agrees to promptly satisfy all accounts owing by reason of its occupancy of the Demised Premises plus all applicable utility charges, real property taxes, maintenance charges, and the cost of any repairs by reason of Tenant’s occupancy or removal of its goods and equipment from the Demised Premises as set forth in said Lease. It is agreed that all adjustments for charges detailed hereunder shall be made as of May 31, 2009.  Notwithstanding anything herein contained to the contrary, Tenant shall pay to Landlord, upon execution of this Agreement, the sum of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00), in good funds, as an Additional Charge under the Lease, same representing the balance due Landlord in connection with the completion of the construction of the Parking Garage (as that term is defined in the Lease).

3.                                       Tenant warrants that in consideration of Landlord’s termination of the Lease, it shall vacate the Demised Premises in accordance with Paragraph 1 of this Agreement.  In the event that Tenant shall not, for any reason so vacate the Demised Premises, Landlord shall not be precluded from pursuing Tenant for any further damages arising therefrom.  If Tenant shall vacate the Demised Premises as provided herein and pay to Landlord all sums owing pursuant to paragraphs 2 and 6(i)

hereof, Landlord shall thereafter return to Tenant its security deposit (in the form of a Letter of Credit) in the amount of $292,900.00 as provided for in Article 8 of the Lease. Notwithstanding anything contained herein to the contrary, nothing contained in this Agreement shall release Tenant from any of its obligations under Article 13 or Article 21 of the Lease.

4.                                       This agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

5.                                       Notwithstanding the previous Paragraph, Tenant shall not enter into any agreements of assignment, subletting or encumbrance pursuant to Article 11 of the Lease.

6.                                       In consideration of Landlord’s consent to the termination of the Lease prior to its stated Expiration Date, Tenant shall pay to Landlord, in good funds, as an Additional Charge, a “Termination Fee” in the amount of Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00) as follows:

(i) The sum of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) shall be paid to Landlord on or before February 28, 2009; and

(ii)  The sum of One Million and No/100 Dollars ($1,000,000.00) shall be paid to Landlord on or before January 10, 2010.

As security for the payment of the installment due under subparagraph (ii) above, Tenant shall, upon execution of this Agreement, deliver to Landlord a Letter of Credit, in the form and subject to the conditions and requirements set forth in Article 8 of the Lease, in the amount of $1,000,000.00 to be held by Landlord pending Tenant’s payment of the installment due under subparagraph (ii) above. The Letter of Credit so posted in accordance with this provision shall not expire prior to February 10, 2010. In the event Tenant fails to make the payment of the installment due under subparagraph (ii) above by January 10, 2010, Landlord shall have the right, upon five (5) days notice to Tenant, to draw upon the Letter of Credit and to retain the proceeds there from in satisfaction of Tenant’s obligations hereunder. In the event Tenant timely makes the payment of the installment due under subparagraph (ii) above, Landlord shall forthwith return the Letter of Credit to Tenant.

7.                                       Tenant represents that its North American Industrial Classification System (“NAICS Code”) [as that term is referred to in the Environmental Clean-Up Responsibility Act (“ISRA”), N.J.S.A. 13:1K-1] is 5651.  Tenant further represents that the Demised Premises do not constitute an “Industrial Establishment” pursuant to ISRA.  In the event Tenant is subject to ISRA, Tenant will comply with all statutes, regulations, rules, ordinances, or other directives governing the termination of Tenant’s Lease.

8.                                       The performance by Tenant of its obligations under this Agreement shall not be deemed conditions to the termination of the Lease as set forth in Paragraph 1. hereof.

9.                                       The Landlord and Tenant represent and warrant to each other that the signatories hereto are duly authorized to act on their respective behalf in the entering into this Agreement.

10.                                 Tenant certifies that:  (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii)  it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

11.                                 Capitalized terms referenced herein shall have the meaning ascribed to such terms in the Lease unless otherwise set forth herein.

12.                                 Tenant hereby acknowledges and agrees that that certain License Agreement by and between Tenant and LCI Holdings, Inc. dated January 1, 2008 (which was the subject of Landlord’s Consent to License dated January 1, 2008), shall terminate, expire and be of no further force and effect as of May 31, 2009, and Licensee shall be required to fully vacate the Demised Premises on or prior to May 31, 2009.

13.                                 This Agreement, and the rights and obligations of the parties hereto, is/are expressly conditioned and contingent upon the execution of that certain Lease Agreement by and between 500 Plaza Drive Corp., an affiliate of Landlord, and Tenant for premises located at 500 Plaza Drive, Secaucus, New Jersey (the “500 Plaza Drive Lease”). In the event the 500 Plaza Drive Lease is not executed and delivered by the parties thereto, then this Agreement shall be deemed terminated, and the rights and obligations of the parties hereunder shall be rendered null and void a and without further force and effect.

IN WITNESS WHEREOF, the parties have caused this Lease Termination Agreement to be signed by their duly authorized officers, and their corporate seals to be affixed hereto, the day and year first above written.

HARTZ MOUNTAIN ASSOCIATES
By:	Hartz Mountain Industries, Inc.

By:	/s/ Irwin A. Horowitz
Irwin A. Horowitz, Executive Vice President

THE CHILDREN’S PLACE SERVICES COMPANY, LLC

By:	/s/ Charles Crovitz	By:	/s/ Susan J. Riley
Name:	Charles Crovitz	Name:	Susan J. Riley
Title:	Interim Chief Executive Officer	Title:	Executive Vice President

Copyright © Hartz Mountain Industries, Inc. 2003. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.